UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ELI LILLY AND COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Notice of 2006 Annual Meeting and Proxy Statement
March 13, 2006
Dear Shareholder:
You are cordially invited to attend our annual meeting of shareholders on Monday, April 24, 2006, at the Lilly Center Auditorium, Lilly Corporate Center, Indianapolis, Indiana, at 11:00 a.m. EDT. If you are unable to attend in person, please join us via live webcast on the company’s website at www.lilly.com. The webcast will be available for replay for 30 days.
The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. Your vote is very important. I urge you to vote by mail, by telephone, or on the Internet in order to be certain your shares are represented at the meeting, even if you plan to attend.
Please note our procedures for admission to the meeting described on page 5.
I look forward to seeing you at the meeting.
Sidney Taurel
Chairman of the Board and Chief Executive Officer

Notice of Annual Meeting of Shareholders
April 24, 2006
The annual meeting of shareholders of Eli Lilly and Company will be held at the Lilly Center Auditorium, Lilly Corporate Center, Indianapolis, Indiana, on Monday, April 24, 2006, at 11:00 a.m. EDT for the following purposes:
•	to elect four directors of the company to serve three-year terms

•	to ratify the appointment by the audit committee of Ernst & Young LLP as principal independent auditors for the year 2006

•	to consider and vote on a shareholder proposal requesting that the board of directors report on the feasibility of extending our Animal Care and Use Policy to contract laboratories

•	to consider and vote on a shareholder proposal requesting that the board of directors establish a policy of separating the roles of chairman and chief executive officer

•	to consider and vote on a shareholder proposal requesting that the board of directors implement annual election of each director

•	to consider and vote on a shareholder proposal requesting that the board of directors amend the company’s articles of incorporation to elect directors by a majority of votes cast.
Shareholders of record at the close of business on February 15, 2006, will be entitled to vote at the meeting and at any adjournment of the meeting.
Attendance at the meeting will be limited to shareholders, those holding proxies from shareholders, and invited guests from the media and financial community. A page at the back of this proxy statement contains an admission ticket. If you plan to attend the meeting, please bring this ticket with you.
This combined proxy statement and annual report to shareholders and the proxy are being mailed on or about March 13, 2006.
By order of the board of directors,
James B. Lootens
Secretary
March 13, 2006
Indianapolis, Indiana

General Information
Why did I receive this proxy statement?
The board of directors of Eli Lilly and Company is soliciting proxies to be voted at the annual meeting of shareholders (the annual meeting) to be held on Monday, April 24, 2006, and at any adjournment of the annual meeting. When the company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law.
What will the shareholders vote on at the annual meeting?
Six items:
•	election of directors

•	ratification of the appointment of principal independent auditors

•	a shareholder proposal on extending the company’s Animal Care and Use Policy to contract laboratories

•	a shareholder proposal on separating the roles of chairman and chief executive officer

•	a shareholder proposal on annual election of each director

•	a shareholder proposal on election of directors by majority vote.
Will there be any other items of business on the agenda?
We do not expect any other items of business because the deadline for shareholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.
Who is entitled to vote?
Shareholders as of the close of business on February 15, 2006 (the record date), may vote at the annual meeting. You have one vote for each share of common stock you held on the record date, including shares:
•	held directly in your name as the shareholder of record

•	held for you in an account with a broker, bank, or other nominee

•	attributed to your account in the Lilly Employee 401(k) Plan (the 401(k) plan).
What constitutes a quorum?
A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the annual meeting. As of the record date, 1,129,982,580 shares of company common stock were issued and outstanding.
How many votes are required for the approval of each item?
There are differing vote requirements for the various proposals.
•	The four nominees for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against a nominee.

•	The appointment of principal independent auditors will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions will not be counted either for or against the proposal.

•	The shareholder proposals will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions and broker nonvotes will not be counted either for or against the proposal.
Broker nonvotes. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the election of directors and the ratification of auditors, the broker may vote your shares in its discretion. For the shareholder proposals, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.”
How do I vote by proxy?
If you are a shareholder of record, you may vote your proxy by any one of the following methods.
By mail. Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor.

If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf for the election of the four nominees for director listed below, for the ratification of the appointment of the independent auditors, and against the shareholder proposals.
     Note that if you previously elected to receive these materials electronically, you did not receive a proxy card. If you wish to vote by mail, rather than by telephone or on the Internet as discussed below, you may request paper copies of these materials, including a proxy card, by calling 317-433-5112. Please make sure you give us the control number from the e-mail message that you received notifying you of the electronic availability of these materials, along with your name and mailing address.
By telephone. Shareholders in the United States, Puerto Rico, and Canada may vote by telephone by following the instructions on the enclosed proxy card or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card. Telephone voting will be available until 11:59 p.m. EDT, April 23, 2006.
By Internet. You may vote online at www.proxyvote.com. Follow the instructions on the enclosed proxy card or, if you received these materials electronically, the instructions in the e-mail message that notified you of their availability. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, do not return your proxy card. Internet voting will be available until 11:59 p.m. EDT, April 23, 2006.
You have the right to revoke your proxy at any time before the meeting by (1) notifying the company’s secretary in writing or (2) delivering a later-dated proxy by telephone, on the Internet, or in writing. If you are a shareholder of record, you may also revoke your proxy by voting in person at the meeting.
How do I vote shares that are held by my broker?
If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone, and on the Internet.
How do I vote in person?
If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, by telephone, or on the Internet even if you plan to attend the meeting.
How do I vote my shares in the 401(k) plan?
You may instruct the plan trustee on how to vote your shares in the 401(k) plan by mail, by telephone, or on the Internet as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card.
How many shares in the 401(k) plan can I vote?
You may vote all the shares allocated to your account on the record date. In addition, unless you decline, your vote will also apply to a proportionate number of other shares held in the 401(k) plan for which voting directions are not received. These undirected shares include:
•	shares credited to the accounts of participants who do not return their voting instructions (except for a small number of shares from a prior stock ownership plan, which can be voted only on the directions of the participants to whose accounts the shares are credited)

•	shares held in the plan that are not yet credited to individual participants’ accounts.
     All participants are named fiduciaries under the terms of the 401(k) plan and under the Employee Retirement Income Security Act (ERISA) for the limited purpose of voting shares credited to their accounts and the portion of undirected shares to which their vote applies. Under ERISA, fiduciaries are required to act prudently in making voting decisions.
     If you do not want to have your vote applied to the undirected shares, you should check the box marked “I decline.” Otherwise, the trustee will automatically apply your voting preferences to the undirected shares proportionally with all other participants who elected to have their votes applied in this manner.
What happens if I do not vote my 401(k) plan shares?
Your shares will be voted by other plan participants who have elected to have their voting preferences applied proportionally to all shares for which voting instructions are not otherwise received.

What does it mean if I receive more than one proxy card?
It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.
Who tabulates the votes?
The votes are tabulated by an independent inspector of election, IVS Associates, Inc.
What should I do if I want to attend the annual meeting?
All shareholders as of the record date may attend by presenting the admission ticket that appears at the end of this proxy statement. Please fill it out and bring it with you to the meeting. The meeting will be held at the Lilly Center Auditorium. Please use the Lilly Center entrance to the south of the fountain at the intersection of Delaware and McCarty streets. You will need to pass through security, including a metal detector. Present your ticket to the usher at the meeting.
     Parking will be available on a first-come, first-served basis in the garage indicated on the map on page 37. If you have questions about admittance or parking, you may call 317-433-5112.
Will the annual meeting be available on the Internet?
The annual meeting will be broadcast live via webcast on the company’s website. To join the live webcast, go to www.lilly.com and click on the annual meeting link that appears on the home page. The webcast will be available in both the Windows Media™ Player and RealPlayer® formats. It will be available for replay on the Lilly website until May 24, 2006.
How do I contact the board of directors?
You can send written communications to one or more members of the board, addressed to:
Presiding Director, Board of Directors
Eli Lilly and Company
c/o Corporate Secretary
Lilly Corporate Center
Indianapolis, Indiana 46285
All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to the company.
How do I submit a shareholder proposal for the 2007 annual meeting?
The company’s 2007 annual meeting is scheduled for April 16, 2007. If a shareholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by November 13, 2006. Proposals should be addressed to the company’s corporate secretary, Lilly Corporate Center, Indianapolis, Indiana 46285. In addition, the company’s bylaws provide that any shareholder wishing to propose any other business at the annual meeting must give the company written notice by November 13, 2006. That notice must provide certain other information as described in the bylaws. Copies of the bylaws are available online at http://investor.lilly.com/bylaws.cfm.
Does the company offer an opportunity to receive future proxy materials electronically?
Yes. If you are a shareholder of record or a member of the 401(k) plan, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting by telephone or on the Internet. If you have more than one account, you may receive separate e-mail notifications for each account.
     You may sign up for electronic delivery in two ways:
•	If you vote online as described above, you may sign up for electronic delivery at that time.

•	You may sign up at any time by visiting http://proxyonline.lilly.com.
     If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.
     If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

What are the benefits of electronic delivery?
Electronic delivery reduces the company’s printing and mailing costs. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares online. If you have shares in more than one account, it is an easy way to avoid receiving duplicate copies of proxy materials.
What are the costs of electronic delivery?
The company charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.
May I change my mind later?
Yes. You may discontinue electronic delivery at any time. For more information, call 317-433-5112.
What is “householding”?
We have adopted “householding,” a procedure under which shareholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings.
     Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings.
     Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.
What if I want to receive a separate copy of the annual report and proxy statement?
If you participate in householding and wish to receive a separate copy of the 2005 annual report and 2006 proxy statement, or if you wish to receive separate copies of future annual reports and proxy statements, please call us at 317-433-5112 or write to: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your request.

Board of Directors
Directors’ Biographies
Class of 2006
The following four directors’ terms will expire at this year’s annual meeting. Each of these directors has been nominated and is standing for election to serve another term that will expire in 2009. See page 29 of this proxy statement for more information. Charles E. Golden is also a member of the class of 2006. In light of his retirement from the company effective April 30, 2006, he is not standing for re-election.

Martin S. Feldstein, Ph.D.
President and Chief Executive Officer, National Bureau of Economic Research, and George F. Baker Professor of Economics, Harvard University
Director since 2002	Age 66

Dr. Feldstein is president and chief executive officer of the National Bureau of Economic Research and the George F. Baker Professor of Economics at Harvard University. He became an assistant professor at Harvard in 1967 and an associate professor in 1968. From 1982 through 1984, he served as chairman of the Council of Economic Advisers and President Ronald Reagan’s chief economic adviser. He is a member of the American Philosophical Society, a corresponding fellow of the British Academy, a fellow of the Econometric Society, and a fellow of the National Association for Business Economics. Dr. Feldstein is a member of the executive committee of the Trilateral Commission and a director of the Council on Foreign Relations; American International Group, Inc.; Economic Studies, Inc.; and HCA Inc. He is a member of the American Academy of Arts and Sciences and past president of the American Economic Association.

J. Erik Fyrwald
Group Vice President, DuPont Agriculture & Nutrition
Director since 2005	Age 46

Mr. Fyrwald has been group vice president of DuPont Agriculture & Nutrition since 2003. He was previously vice president and general manager of DuPont’s nutrition and health businesses, which included The Solae Company, DuPont Qualicon, Liqui-Box, and DuPont Food Industry Solutions. Mr. Fyrwald joined DuPont in 1981 as a production engineer, and held a variety of sales and management positions in a number of areas. In 1990, he became the leader of the DuPont Engineering Polymers and DuPont™ Butacite® businesses for the Asia Pacific region, a position he held until 1994. He was named leader of the DuPont Nylon Plastics business for the Americas until 1996, when he became head of global sales and marketing for engineering polymers. In 1998, he was appointed vice president of corporate plans and business development and then vice president of e-commerce. Mr. Fyrwald serves on the boards of the Biotechnology Industry Organization (BIO); CropLife International President’s Advisory Group; Des Moines Art Center; Farm Foundation; 8th Continent L.L.C.; and The Solae Company. He has been serving under interim election since November 2005.

Ellen R. Marram
President, The Barnegat Group LLC
Director since 2002	Age 59

Ms. Marram is the president of The Barnegat Group LLC, a firm that provides business advisory services. She was a managing director at North Castle Partners, LLC from 2000 to 2005 and is currently an advisor to the firm. Prior to joining North Castle, she served as the chief executive officer of a start-up B2B exchange for the food and beverage industry. From 1993 through 1998, Ms. Marram was president and chief executive officer of Tropicana and the Tropicana Beverage Group. From 1988 to 1993, she was president and chief executive officer of the Nabisco Biscuit Company, an operating unit of Nabisco, Inc.; from 1987 to 1988, was president of Nabisco’s Grocery Division; and from 1970 to 1986, held a series of marketing positions at Nabisco/Standard Brands, Johnson & Johnson, and Lever Brothers. Ms. Marram is a member of the board of directors of Ford Motor Company and The New York Times Company as well as several private companies. She serves on the boards of The New York-Presbyterian Hospital, Lincoln Center Theater, Families and Work Institute, and Citymeals-on-Wheels.

Sidney Taurel
Chairman of the Board and Chief Executive Officer
Director since 1991	Age 57

Mr. Taurel has been the company’s chief executive officer since July 1998 and chairman of the board since January 1999. He also served as president from February 1996 through September 2005. He joined the company in 1971 and has held management positions in the company’s international operations based in São Paulo, Vienna, Paris, and London. Mr. Taurel served as president of Eli Lilly International Corporation from 1986 to 1991, executive vice president of the pharmaceutical division from 1991 to 1993, and executive vice president of the company from 1993 until 1996. He is a member of the boards of IBM Corporation and The McGraw-Hill Companies, Inc. He is also a member of the executive committee of the board of directors of Pharmaceutical Research and Manufacturers of America (PhRMA), a member of the board of overseers of the Columbia Business School, a trustee at the Indianapolis Museum of Art, a director of the RCA Tennis Championships, and a member of The Business Council and The Business Roundtable. In 2001, Mr. Taurel became a chevalier of the French Legion of Honor. He was appointed in February 2003 to the President’s Export Council.

Class of 2007
The following four directors will continue in office until 2007.

Sir Winfried Bischoff
Chairman, Citigroup Europe
Director since 2000	Age 64

Sir Winfried Bischoff has served as chairman, Citigroup Europe, since April 2000. From 1995 to 2000, he was chairman of Schroders, plc. He joined the Schroder Group in 1966 and held a number of positions there, including chairman of J. Henry Schroder Co. and group chief executive of Schroders, plc. He is a nonexecutive director of The McGraw-Hill Companies, Inc., and Land Securities plc.

J. Michael Cook
Retired Chairman and Chief Executive Officer, Deloitte and Touche LLP
Director since 2005	Age 63

Mr. Cook served as chairman and chief executive officer of Deloitte and Touche, LLP from 1989 until his retirement in 1999. He joined Deloitte, Haskins & Sells in 1964 and served as chairman and chief executive officer from 1986 through 1989. Mr. Cook is a member of the Advisory Council of the Public Company Accounting Oversight Board and is a trustee of The Scripps Research Institute. He serves on the boards of Comcast Corporation, The Dow Chemical Company and International Flavors & Fragrances Inc. He is chairman of the Accountability Advisory Council to the Comptroller General of the United States. He was a member of the National Association of Corporate Directors Blue Ribbon Panel on Corporate Governance and was named the 62nd member of the Accounting Hall of Fame in 1999. He is president of the Institute of Outstanding Directors.

Franklyn G. Prendergast, M.D., Ph.D.
Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Professor of Molecular Pharmacology and Experimental Therapeutics, Mayo Medical School, and Director, Mayo Clinic Cancer Center
Director since 1995	Age 60

Dr. Prendergast is the Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Professor of Molecular Pharmacology and Experimental Therapeutics at Mayo Medical School and the director of the Mayo Clinic Cancer Center. He has held several other teaching positions at the Mayo Medical School since 1975. Dr. Prendergast serves on the board of trustees of the Mayo Foundation and the Mayo Clinic Board of Governors.

Kathi P. Seifert
Retired Executive Vice President, Kimberly-Clark Corporation
Director since 1995	Age 56

Ms. Seifert served as executive vice president for Kimberly-Clark Corporation until June 2004. She joined Kimberly-Clark in 1978 and served in several capacities in connection with both the domestic and international consumer products businesses, most recently leading the team that develops and manages global plans for branding and product positioning, R&D programs, and capital investment for personal care products. She also oversaw Kimberly-Clark’s U.S. and Canadian sales forces. Prior to joining Kimberly-Clark, Ms. Seifert held management positions at Procter & Gamble, Beatrice Foods, and Fort Howard Paper Company. She is chair of Pinnacle Perspectives, LLC. Ms. Seifert serves on the boards of Albertsons, Inc.; Revlon, Inc.; Appleton Papers Inc.; the U.S. Fund for UNICEF; and the Fox Cities Performing Arts Center.

Class of 2008
The following four directors will continue in office until 2008.

George M.C. Fisher
Retired Chairman of the Board and Chief Executive Officer, Eastman Kodak Company
Director since 2000	Age 65

Mr. Fisher served as chairman of the board of Eastman Kodak Company from 1993 to December 2000. He also served as chief executive officer from 1993 to January 2000 and as president from 1993 until 1996. Prior to joining Kodak, he was an executive officer of Motorola, Inc., serving as chairman and chief executive officer from 1990 to October 1993, and president and chief executive officer from 1988 to 1990. Mr. Fisher is chairman of PanAmSat Corporation, a senior advisor for Kohlberg Kravis

Roberts & Company, and a director of General Motors Corporation and Visant Corporation. He is a member of The Business Council and was chairman of the National Academy of Engineering from 2000 to 2004.

Alfred G. Gilman, M.D., Ph.D.
Dean, The University of Texas Southwestern Medical School and Regental Professor of Pharmacology, The University of Texas Southwestern Medical Center
Director since 1995	Age 64

Dr. Gilman has served as dean of The University of Texas Southwestern Medical School since 2005 and professor of pharmacology at The University of Texas Southwestern Medical Center since 1981. He holds the Raymond and Ellen Willie Distinguished Chair in Molecular Neuropharmacology, the Nadine and Tom Craddick Distinguished Chair in Medical Science, and the Atticus James Gill, M.D. Chair in Medical Science at the university and was named a regental professor in 1995. Dr. Gilman was on the faculty of the University of Virginia School of Medicine from 1971 until 1981 and was named a professor of pharmacology there in 1977. He is a director of Regeneron Pharmaceuticals, Inc. Dr. Gilman was a recipient of the Nobel Prize in Physiology or Medicine in 1994.

Karen N. Horn, Ph.D.
Retired President, Private Client Services, and Managing Director, Marsh, Inc.
Director since 1987	Age 62

Ms. Horn served as president, Private Client Services, and managing director of Marsh, Inc., a subsidiary of MMC, from 1999 until her retirement in 2003. Prior to joining Marsh, she was senior managing director and head of international private banking at Bankers Trust Company; chair and chief executive officer, Bank One, Cleveland, N.A.; president of the Federal Reserve Bank of Cleveland; treasurer of Bell of Pennsylvania; and vice president of First National Bank of Boston. Ms. Horn serves as director of T. Rowe Price Mutual Funds; The U.S. Russia Investment Fund, a presidential appointment; and Simon Property Group, Inc. Ms. Horn has been senior managing director, Brock Capital Group since 2004.

John C. Lechleiter, Ph.D.
President and Chief Operating Officer
Director since 2005	Age 52

Dr. Lechleiter has served as president and chief operating officer of the company since October 2005. He joined Lilly in 1979 as a senior organic chemist and has held management positions in England and the U.S. He was named vice president of pharmaceutical product development in 1993 and vice president of regulatory affairs in 1994. In 1996, he was named vice president for development and regulatory affairs. Dr. Lechleiter became senior vice president of pharmaceutical products in 1998, and executive vice president, pharmaceutical products and corporate development in 2001. He was named executive vice president, pharmaceutical operations in 2004. He is a member of the American Chemical Society. In 2004, Dr. Lechleiter was appointed to the Visiting Committee of Harvard Business School and to the Health Policy and Management Executive Council of the Harvard School of Public Health. He also serves as a member of the Board of Trustees of Xavier University (Cincinnati, Ohio). In addition, he serves as a distinguished advisor to The Children’s Museum of Indianapolis and as a member of the Dean’s Advisory Board at the Indiana University School of Medicine. Dr. Lechleiter has been serving under interim election since October 2005.

Highlights of the Company’s Corporate Governance Guidelines
The board of directors has established guidelines that it follows in matters of corporate governance. The following summary provides highlights of those guidelines. A complete copy of the guidelines is available online at http://investor.lilly.com/guidelines.cfm or in paper form upon request to the company’s corporate secretary.
I. Role of the Board
The directors are elected by the shareholders to oversee the actions and results of the company’s management. Their responsibilities include:
•	providing general oversight of the business

•	approving corporate strategy and major management initiatives

•	providing oversight of legal and ethical conduct

•	selecting, compensating, and evaluating directors

•	evaluating board processes and performance

•	selecting, compensating, evaluating, and, when necessary, replacing the chief executive officer, and compensating other executive officers

•	ensuring that a succession plan is in place for all senior executives.
II. Composition of the Board
Mix of Independent Directors and Officer-Directors
There should always be a substantial majority (75 percent or more) of independent directors. The chief executive officer should be a board member. Other officers may, from time to time, be board members, but no officer other than the chief executive officer should expect to be elected to the board by virtue of his or her office.
Selection of Director Candidates
The board is responsible for selecting candidates for board membership and for establishing the criteria to be used in identifying potential candidates. The board delegates the screening process to the directors and corporate governance committee. For more information on the director nomination process, including the current selection criteria, see Directors and Corporate Governance Committee Matters on page 16.
Independence Determinations
The board annually determines the independence of directors based on a review by the directors and corporate governance committee. No director is considered independent unless the board has determined that he or she has no material relationship with the company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. To evaluate the materiality of any such relationship, the board has adopted categorical independence standards consistent with the revised New York Stock Exchange listing guidelines adopted in November 2003 and amended in November 2004.
     Specifically, a director is not considered independent if (i) the director or an immediate family member is a current partner of Lilly’s independent auditor (currently Ernst & Young LLP); (ii) the director is a current employee of such firm; (iii) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or (iv) the director or immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the listed company’s audit within that time.
     In addition, a director is not considered independent if any of the following relationships existed within the previous three years:
•	a director who is an employee of Lilly, or whose immediate family member is an executive officer of Lilly. Temporary service by an independent director as interim chairman or chief executive officer will not disqualify the director from being independent following completion of that service.

•	a director who receives any direct compensation from Lilly other than the director’s normal director compensation, or whose immediate family member receives more than $100,000 per year in direct compensation from Lilly other than for service as a non-executive employee.

•	a director who is employed (or whose immediate family member is employed as an executive officer) by another company where any Lilly executive officer serves on that company’s compensation committee.

•	a director who is employed by, who is a 10 percent shareholder of, or whose immediate family member is an executive officer of a company that makes payments to or receives payments from Lilly for property or services that exceed the greater of $1 million or 2 percent of that company’s gross revenues in a single fiscal year.

•	a director who is an executive officer of a nonprofit organization that receives grants or contributions from Lilly in a single fiscal year exceeding the greater of $1 million or 2 percent of that organization’s gross revenues in a single fiscal year.
     Members of the audit, compensation, and directors and corporate governance committees must meet all applicable independence tests of the New York Stock Exchange, Securities and Exchange Commission, and Internal Revenue Service.
     The board has determined that all 10 of the nonemployee directors listed on pages 7-9 are independent pursuant to the above criteria and that the board committee members meet all applicable independence standards.
Director Tenure
Subject to the company’s charter documents, the governance guidelines establish the following expectations for director tenure:
•	A company officer-director, including the chief executive officer, will resign from the board at the time he or she retires or otherwise ceases to be an active employee of the company.

•	Nonemployee directors will retire from the board not later than the annual meeting of shareholders that follows their seventy-second birthday.

•	Directors may stand for reelection even though the board’s retirement policy would prevent them from completing a full three-year term.

•	A nonemployee director who retires or changes principal job responsibilities will offer to resign from the board. The directors and corporate governance committee will assess the situation and recommend to the board whether to accept the resignation.
Voting for Directors
In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “majority withheld vote”) shall promptly tender his or her resignation following certification of the shareholder vote.
     The directors and corporate governance committee shall consider the resignation offer and recommend to the board whether to accept it. The board will act on the committee’s recommendation within 90 days following the shareholder meeting. Board action on the matter will require the approval of a majority of the independent directors.
     The company will disclose the board’s decision on a Form 8-K furnished to the Securities and Exchange Commission within four business days after the decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons why the board rejected the directors’ resignation. If the resignation is accepted, the directors and corporate governance committee will recommend to the board whether to fill the vacancy or reduce the size of the board.
     Any director who tenders his or her resignation pursuant to this provision shall not participate in the committee or board deliberations regarding whether to accept the resignation offer.
     If each member of the directors and corporate governance committee receives a majority withheld vote at the same election, then the independent directors who did not receive a majority withheld vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the board whether to accept them.
III. Director Compensation and Equity Ownership
The directors and corporate governance committee annually reviews board compensation. Any recommendations for changes are made to the full board by the committee.
     Directors should hold meaningful equity ownership positions in the company; accordingly, a significant portion of overall director compensation is in the form of company equity.
IV. Key Responsibilities of the Board
Selection of Chairman and Chief Executive Officer; Succession Planning
The board customarily combines the roles of chairman and chief executive officer, believing this generally provides the most efficient and effective leadership model for the company. The board anticipates that, in certain occasional circumstances, and particularly during relatively short periods of leadership transition, these roles could be assigned to two different persons for a period of time. The presiding director recommends to the board an appropriate process by which a new chairman and chief executive officer will be selected.

     The independent directors are responsible for overseeing succession and management development programs for senior leadership. The chief executive officer develops and maintains a process for advising the board on succession planning for the chief executive officer and other key leadership positions. He or she reviews this plan with the independent directors at least annually.
Evaluation of Chief Executive Officer
The chair of the compensation committee leads the independent directors annually in assessing the performance of the chief executive officer. The results of this review are discussed with the chief executive officer and considered by the compensation committee in establishing his or her compensation for the next year.
Corporate Strategy
Once each year, the board devotes an extended meeting to an update from management regarding the strategic issues and opportunities facing the company, allowing the board an opportunity to provide direction for the corporate strategic plan. Throughout the year, significant corporate strategy decisions are brought to the board for approval.
Code of Ethics
The board approved the company’s code of ethics, which complies with the requirements of the New York Stock Exchange and Securities and Exchange Commission. This code is set forth in:
•	The Red Book, a comprehensive code of ethical and legal business conduct applicable to all employees worldwide and to our board of directors

•	the company’s Code of Ethical Conduct for Lilly Financial Management, a supplemental code for our chief executive officer, chief operating officer, and all members of financial management that recognizes the unique responsibilities of those individuals in assuring proper accounting, financial reporting, internal controls, and financial stewardship.
     Both documents are available online at http://investor.lilly.com/code_business_conduct.cfm or in paper form upon request to the company’s corporate secretary.
     The audit committee and public policy and compliance committee assist in the board’s oversight of compliance programs with respect to matters covered in the code of ethics.
V. Functioning of the Board
Executive Session of Directors
The independent directors meet alone in executive session at every regularly scheduled board meeting. In addition, at least twice a year, the independent directors meet in executive session with the chief executive officer.
Presiding Director
The board appoints a presiding director from among the independent directors (currently Ms. Horn). The presiding director:
•	leads the board’s process for selecting and evaluating the chief executive officer;

•	presides at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors unless the directors decide that, due to the subject matter of the session, another independent director should preside;

•	serves as a liaison between the chairman and the independent directors;

•	generally approves information sent to the board and meeting agendas and schedules; and

•	has the authority to call meetings of the independent directors.
Conflicts of Interest
Occasionally a director’s business or personal relationships may give rise to an interest that conflicts, or appears to conflict, with the interests of the company. Directors must disclose to the company all relationships that create a conflict or an appearance of a conflict. The board, after consultation with counsel, takes appropriate steps to ensure that all directors voting on an issue are disinterested. In appropriate cases, the affected director will be excused from discussions on the issue.
     To avoid any conflict or appearance of a conflict, board decisions on certain matters of corporate governance are made solely by the independent directors. These include executive compensation and the selection, evaluation, and removal of the chief executive officer.

Orientation and Continuing Education
A comprehensive orientation process is in place for new directors. In addition, directors receive ongoing continuing education through educational sessions at meetings, the annual strategy retreat, and periodic mailings between meetings. We hold periodic mandatory training sessions for the audit committee, to which other directors and executive officers are invited. We also afford directors the opportunity to attend external director education programs.
Director Access to Management and Independent Advisers
Independent directors have direct access to members of management whenever they deem it necessary. The independent directors and the committees are also free to retain their own independent advisers, at company expense, whenever they feel it would be desirable to do so. In accordance with New York Stock Exchange listing standards, the audit, compensation, and directors and corporate governance committees have sole authority to retain independent advisers to their respective committees.
Assessment of Board Processes and Performance
The directors and corporate governance committee annually assesses the performance of the board, its committees, and board processes based on inputs from all directors. The committee also considers the contributions of individual directors at least every three years when considering whether to recommend nominating the director to a new three-year term.
VI. Board Committees
Number, Structure, and Independence
The duties and membership of the six board-appointed committees are described below. Only independent directors may serve on the audit, compensation, directors and corporate governance, and public policy and compliance committees. Only independent directors may chair any committee.
     Committee membership and selection of committee chairs are recommended to the board by the directors and corporate governance committee after consulting the chairman of the board and after considering the desires of the board members.
Functioning of Committees
Each committee reviews and approves its own charter annually, and the directors and corporate governance committee reviews and approves all committee charters annually. The board may form new committees or disband a current committee (except the audit, compensation, and directors and corporate governance committees) as it deems appropriate. The chair of each committee determines the frequency and agenda of committee meetings.
     All six committee charters are available online at http://investor.lilly.com/board-committees.cfm or in paper form upon request to the company’s corporate secretary.
Committees of the Board of Directors
Audit Committee
The duties of the audit committee are described in the audit committee report found on page 17 of this proxy statement.
Directors and Corporate Governance Committee
The duties of the directors and corporate governance committee are described on page 16.
Compensation Committee
•	evaluates and establishes compensation for executive officers

•	oversees the deferred compensation plan, the company’s management stock plans, and other management incentive programs.
     The compensation committee report is shown on pages 19-22 of this proxy statement.

Public Policy and Compliance Committee
•	oversees the processes by which the company conducts its business so that the company will do so in a manner that complies with laws and regulations and reflects the highest standards of integrity

•	reviews and makes recommendations regarding policies, practices, and procedures of the company that relate to public policy and social, political, and economic issues that may affect the company.
Finance Committee
•	reviews and makes recommendations regarding capital structure and strategies, including dividends, stock repurchases, capital expenditures, financings and borrowings, and complex business development projects.
Science and Technology Committee
•	reviews and makes recommendations regarding the company’s strategic research goals and objectives

•	reviews new developments, technologies, and trends in pharmaceutical research and development.
Membership and Meetings of the Board and Its Committees
In 2005, each director attended more than 80 percent of the total number of meetings of the board and the committees on which he or she serves. In addition, all board members are expected to attend the annual meetings of shareholders, and all attended in 2005. Current committee membership and the number of meetings of the full board and each committee in 2005 are shown in the table below.

				Directors and		Public Policy and	Science and
	Board	Audit	Compensation	Corporate Governance	Finance	Compliance	Technology

Sir Winfried Bischoff	Member	Chair			Member

Mr. Cook	Member	Member	Member		Member

Dr. Feldstein	Member	Member			Chair	Member

Mr. Fisher	Member		Member	Chair			Member

Mr. Fyrwald[1]	Member		Member				Member

Dr. Gilman	Member					Member	Member

Mr. Golden	Member				Member

Ms. Horn	Member		Chair	Member

Dr. Lechleiter[2]	Member						Member

Ms. Marram	Member		Member	Member

Dr. Prendergast	Member	Member				Member	Chair

Ms. Seifert	Member	Member			Member	Chair

Mr. Taurel	Chair

Number of 2005 Meetings	7	12	3	3	4	6	3

1 Mr. Fyrwald joined the board in November 2005.
2 Dr. Lechleiter joined the board in October 2005.

Directors’ Compensation
Directors who are employees receive no additional compensation for serving on the board or its committees.
     In 2005, we provided the following annual compensation to directors who are not employees:

		Fees Earned			Non-Stock	All Other
	Total	or Paid in Cash	Stock Awards	Option Awards	Incentive Plan	Compensation (1)
Name	($)	($)	($)	($)	Compensation ($)	($)
Sir Winfried Bischoff	178,145	96,200	75,758	0	0	6,187
Mr. Cook	147,405	70,050	75,758	0	0	1,597
Dr. Feldstein	156,764	76,555	75,758	0	0	4,451
Mr. Fisher	161,969	71,800	75,758	0	0	14,411
Mr. Fyrwald	88,628	12,300	75,758	0	0	570
Dr. Gilman	204,822	64,200	75,758	0	0	64,864
Ms. Horn	181,171	72,200	75,758	0	0	33,213
Ms. Marram	150,027	61,000	75,758	0	0	13,269
Dr. Prendergast	188,138	83,000	75,758	0	0	29,380
Ms. Seifert	189,140	89,000	75,758	0	0	24,382

(1)	Includes interest and dividends on amounts in the Lilly Directors’ Deferral Plan and tax reimbursement.
Cash Compensation
•	retainer of $3,750 per month

•	$1,600 for each board meeting attended (or $1,600 per day for multi-day meetings)

•	$1,600 for each committee or other meeting attended if not held on the same day as a board meeting

•	$2,000 to the committee chairpersons for each committee meeting attended as compensation for the chairperson’s preparation time

•	reimbursement for customary and usual travel expenses.
Stock Compensation
•	1,500 shares of Lilly stock in a deferred stock account in the Lilly Directors’ Deferral Plan (as described below), payable after service on the board has ended.
Lilly Directors’ Deferral Plan
This plan allows directors to defer receipt of all or part of their retainer and meeting fees until after their service on the board has ended. Each director can choose to invest the funds in either of two accounts:
•	Deferred Compensation Account. Funds in this account earn interest each year at an annual rate of 120 percent of the applicable federal long-term rate as established for the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code with monthly compounding. The rate for 2006 is 5.6 percent. The aggregate amount of interest that accrued in 2005 for the participating directors was $176,225 at a rate of 5.64 percent.

•	Deferred Share Account. This account allows the director, in effect, to invest his or her deferred cash compensation in Lilly stock. In addition, the annual award of shares to each director noted above (1,500 shares in 2005) is credited to this account. Funds in this account are credited as hypothetical shares of Lilly stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are “reinvested” in additional shares based on the market price of the stock on the date dividends are paid. All shares in the deferred share accounts are hypothetical and are not issued or transferred until the director ends his or her service on the board or dies.
     Both accounts may be paid in a lump sum or in annual installments for up to 10 years. The deferred compensation account may also be paid in monthly installments for up to 10 years. Amounts in the deferred share account are paid in the form of shares of Lilly stock.

Directors and Corporate Governance Committee Matters
Overview
The directors and corporate governance committee recommends candidates for membership on the board and board committees. The committee also oversees matters of corporate governance, director independence, director compensation, and board performance. The committee’s charter is available online at http://investor.lilly.com/board-committees.cfm or in paper form upon request to the company’s corporate secretary. All committee members are independent as defined in the New York Stock Exchange listing requirements.
Director Nomination Process
The board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields.
Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. The board is particularly interested in maintaining a mix that includes the following backgrounds:
•	active or retired chief executive officers and senior executives, particularly those with experience in operations, finance or banking, and marketing or sales

•	international business

•	medicine and science

•	government and public policy

•	information technology.
     The board delegates the screening process to the directors and corporate governance committee, which receives direct input from other board members. Potential candidates are identified by recommendations from several sources, including:
•	incumbent directors

•	management

•	shareholders

•	an independent executive search firm retained by the committee to assist in locating candidates meeting the board’s selection criteria.
     The committee employs the same process for evaluating all candidates, including those submitted by shareholders. The committee initially evaluates the candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the committee’s initial evaluation is favorable, the committee, assisted by management, gathers additional data on the candidate’s qualifications, availability, probable level of interest, and any potential conflicts of interest. If the committee’s subsequent evaluation continues to be favorable, the candidate is contacted by the chairman of the board and one or more of the independent directors for direct discussions to determine the mutual levels of interest in pursuing the candidacy. If these discussions are favorable, the committee makes a final recommendation to the board to nominate the candidate for election by the shareholders (or to select the candidate to fill a vacancy, as applicable). Mr. Fyrwald, who is standing for election, was referred to the company by an independent executive search firm.
Process for Submitting Recommendations and Nominations
A shareholder who wishes to recommend a director candidate for evaluation by the committee pursuant to this process should forward the candidate’s name and information about the candidate’s qualifications to the chairman of the directors and corporate governance committee, in care of the corporate secretary, at Lilly Corporate Center, Indianapolis, Indiana 46285. The candidate must meet the selection criteria described above and must be willing and expressly interested in serving on the board.
     Under Section 1.9 of the company’s bylaws, a shareholder who wishes to directly nominate a director candidate at the 2007 annual meeting (i.e., to propose a candidate for election who is not otherwise nominated by the board through the recommendation process described above) must give the company written notice by November 13, 2006. The notice should be addressed to the corporate secretary at Lilly Corporate Center, Indianapolis, Indiana 46285. The notice must contain prescribed information about the candidate and about the shareholder proposing the candidate as described in more detail in Section 1.9 of the bylaws. A copy of the bylaws is available online at http://investor.lilly.com/bylaws.cfm. The bylaws will also be provided by mail without charge upon request to the corporate secretary.

Audit Committee Matters
Audit Committee Membership
All members of the audit committee are independent as defined in both the New York Stock Exchange listing standards and the Securities and Exchange Commission standards applicable to audit committee members. The board of directors has determined that Sir Winfried Bischoff and Mr. J. Michael Cook are audit committee financial experts as defined in the rules of the Securities and Exchange Commission.
Audit Committee Report
The audit committee (“we” or “the committee”) reviews the company’s financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, we have met and held discussions with management and the independent auditors. Management represented to us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent auditors, including a review of the significant management judgments underlying the financial statements and disclosures.
     The independent auditors report to us and to the board. We have sole authority to appoint (subject to shareholder ratification) and to terminate the engagement of the independent auditors.
     We have discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, we have received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with the independent auditors the auditors’ independence from the company and its management. In concluding that the auditors are independent, we determined, among other things, that the nonaudit services provided by Ernst & Young LLP (as described below) were compatible with their independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, we have adopted policies to avoid compromising the independence of the independent auditors, such as prior committee approval of nonaudit services and required audit partner rotation.
     We discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits including internal control testing under Section 404 of the Sarbanes-Oxley Act. We periodically meet with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief financial officer and the chief accounting officer) to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. We also periodically meet in executive session.
     In reliance on the reviews and discussions referred to above, we recommended to the board (and the board subsequently approved the recommendation) that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. We have also appointed the company’s independent auditors, subject to shareholder ratification, for 2006.
Audit Committee
Sir Winfried Bischoff, Chair
J. Michael Cook
Martin S. Feldstein, Ph.D.
Franklyn G. Prendergast, M.D., Ph.D.
Kathi P. Seifert
Services Performed by the Independent Auditor
The audit committee preapproves all services performed by the independent auditor, in part to assess whether the provision of such services might impair the auditor’s independence. The committee’s policy and procedures are as follows:
•	The committee approves the annual audit services engagement and, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. The committee may also preapprove other audit services, which are those services that only the independent auditor reasonably can provide. Since 2004, audit services have included internal controls attestation work under Section 404 of the Sarbanes-Oxley Act.

•	Audit-related services are assurance and related services that are reasonably related to the performance of the audit, and that are traditionally performed by the independent auditor. The committee believes that the provision of these services does not impair the independence of the auditor.

•	Tax services. The committee believes that, in appropriate cases, the independent auditor can provide tax compliance services, tax planning, and tax advice without impairing the auditor’s independence.

•	The committee may approve other services to be provided by the independent auditor if (i) the services are permissible under SEC and Public Company Accounting Oversight Board rules, (ii) the committee believes the provision of the services would not impair the independence of the auditor, and (iii) management believes that the auditor is the best choice to provide the service.

•	Process. At the beginning of each audit year, management requests prior committee approval of the annual audit, statutory audits, and quarterly reviews for the upcoming audit year as well as any other engagements known at that time. Management will also present at that time an estimate of all fees for the upcoming audit year. As specific engagements are identified thereafter, they are brought forward to the committee for approval. To the extent approvals are required between regularly scheduled committee meetings, preapproval authority is delegated to the committee chair.
     For each engagement, management provides the committee with information about the services and fees sufficiently detailed to allow the committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the auditor.
     After the end of the audit year, management provides the committee with a summary of the actual fees incurred for the completed audit year.
Independent Auditor Fees
The following table shows the fees incurred for services rendered on a worldwide basis by Ernst & Young LLP, the company’s independent auditor, in 2005 and 2004. All such services were preapproved by the committee in accordance with the preapproval policy.

		2005 (millions)	2004 (millions)

Audit Fees
•	Annual audit of consolidated and subsidiary financial statements, including Sarbanes-Oxley 404 attestation
•	Reviews of quarterly financial statements
•	Other services normally provided by the auditor in connection with statutory and regulatory filings	$5.8	$5.2

Audit-Related Fees
•	Assurance and related services reasonably related to the performance of the audit or reviews of the financial statements:
	— 2005 and 2004: primarily related to employee benefit plan and other ancillary audits, and accounting consultations	$1.0	$0.5

Tax Fees
•	2005 and 2004: primarily related to tax planning and various compliance services	$1.8	$2.4

All Other Fees
•	2005 and 2004: primarily related to upgrading and maintaining on-line training programs	$0.1	$0.4

Total		$8.7	$8.5

Executive Compensation
Compensation Committee Report
The following is a report of the compensation committee of the board regarding executive compensation. The committee’s membership and duties are described on pages 13-14.
Executive Compensation Policy
The compensation committee (“the committee” or “we”) bases its executive compensation policy on the same principles that guide the company in establishing all its compensation programs. The company designs programs to attract, retain, and motivate highly talented individuals at all levels of the organization. In particular:
•	Compensation is based on the level of job responsibility, individual performance, and company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay is linked to company performance and shareholder returns.

•	Compensation reflects the value of the job in the marketplace. To attract and retain a highly skilled work force, the company must remain competitive with the pay of other premier employers who compete with the company for talent.

•	Compensation programs should deliver top-tier compensation given top-tier individual and company performance; likewise, where individual performance falls short of expectations and/or company performance lags the industry, the programs should deliver lower tier compensation.

•	The company develops and administers its compensation programs to foster the long-term focus required for success in the pharmaceutical industry.
     The program consists of both annual and long-term components, which are considered together in assessing whether the program is attaining its objectives.
The Committee’s Processes
We consider various measures of company and industry performance, including sales, earnings per share, return on assets, return on equity, and total shareholder return. These data assist us in exercising judgment in establishing total compensation ranges. We do not assign these performance measures relative weights. Instead, we make a subjective determination after considering such measures collectively. We also compare, or benchmark, the company’s programs with a peer group of global pharmaceutical companies identified on page 26. The peer group represents leading companies with which the company competes for executive and scientific talent. We compare the executive compensation programs as a whole, and we also compare the pay of individual executives if we believe the jobs are sufficiently similar to make the comparison meaningful.
     We use the peer group data primarily to ensure that the executive compensation program as a whole is within the broad middle range of comparative pay of the peer group companies when the company achieves the targeted performance levels. We do not target a specific position in the range of comparative data for each individual or for each component of compensation. We establish individual amounts in view of the comparative data and such other factors as level of responsibility and internal relativity, prior experience, and individual performance. We do not apply formulas or assign these factors specific mathematical weights; instead, we exercise judgment and discretion.
     We also retain an independent compensation consultant to assist us in evaluating our executive compensation programs and in setting our chief executive officer’s compensation. The consultant reports directly to us, and we determine the consultant’s compensation. The use of an independent consultant provides additional assurance that the company’s executive compensation programs are reasonable and consistent with company objectives.
Components of Executive Compensation for 2005
Annual Compensation. Annual cash compensation for 2005 consisted of base salary and a cash bonus.
•	We determined base salaries based on company and individual performance for the previous year, internal relativity, and market conditions, including pay at the peer group companies. As noted above, we used the peer group data to test for reasonableness and competitiveness of base salaries, but we also exercised subjective judgment in view of our compensation objectives. The merit budget processes for executives are essentially the same as those used for all employees.

•	Cash bonuses for all management employees worldwide, as well as all non-management employees in the U.S. other than sales representatives, were determined under the Eli Lilly and Company Bonus Plan, a shareholder- approved formula-based bonus plan adopted in 2004. Under the plan, bonus target amounts, expressed as a percentage of base salary, are established for participants at the beginning of each year. Bonus payouts for the year are then determined by the company’s financial results relative to predetermined performance measures. Satisfactory individual performance is a condition to payment.

•	Bonus targets. We established bonus targets based on job responsibilities, internal relativity, and peer group data. Our objective was to set bonus targets such that total annual cash compensation was within the broad middle range of peer group companies and a substantial portion of that compensation was linked to company performance. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to company performance through the bonus plan.

•	Company performance measures. We established company performance measures based 25 percent on sales growth and 75 percent on earnings per share growth (adjusted for unusual items). In establishing the measures, we considered the expected performance of Lilly and the other companies in our peer group. Under the plan formula, payouts can range from zero to 200 percent of target depending on company performance. The bonuses paid to executive officers for 2005 were approximately 130 percent of target as a result of above-target growth in both sales and adjusted earnings per share.
Long-Term Incentives. We normally employ two forms of long-term equity incentives granted under the 2002 Lilly Stock Plan: stock options and performance awards. These incentives foster the long-term perspective necessary for continued success in our business. They also ensure that our leaders are properly focused on shareholder value. Stock options and performance awards have traditionally been granted broadly and deeply within the organization, with approximately 4,900 management and professional employees now participating.
•	Stock options align employee incentives with shareholders because options have value only if the stock price increases over time. The company’s 10-year options, granted at the market price on the date of grant, help focus employees on long-term growth. In addition, options are intended to help retain key employees because they typically cannot be exercised for three years and, if not exercised, are forfeited if the employee leaves the company before retirement. The three-year vesting also helps keep employees focused on long-term performance.

•	Performance awards provide employees with shares of Lilly stock if certain company performance goals are achieved. The awards, normally granted annually, are structured as a schedule of shares of Lilly stock based on the company’s achievement of specific earnings-per-share (EPS) levels over specified time periods of one or more years. We granted performance awards for 2005 with possible payouts ranging from zero to 200 percent of the target amount, depending on 2005 EPS growth as adjusted based on predetermined criteria. For executive officers, the payout was in the form of restricted stock, as noted below. In establishing the company performance measures in January 2005, we considered the expected performance of Lilly and the other companies in our peer group. Above-target growth in adjusted earnings per share resulted in a 2005 performance award payout at 125 percent of target.

•	Share retention guidelines help foster a focus on long-term growth. We expect our executive officers to retain all net shares received from stock options and performance awards, net of taxes, for at least one year. Consistent with this objective, performance award shares earned for 2005 performance were issued in the form of restricted stock that is subject to forfeiture if the executive leaves the company prior to February 2007, except by reason of death, disability, retirement, or by consent of the committee.
     For 2005, we maintained our two-part, long-term incentive award; however, in order to link the program even more closely to company performance, we increased our emphasis on performance awards and decreased emphasis on stock options. In determining the value of grants, our overall objective was to set combined grant values of stock options and performance awards that were competitive within the broad middle range of peer company long-term incentive grant amounts. We lowered grant values significantly at all levels, consistent with marketplace trends, while maintaining broad-based employee participation. Grant values for individuals were determined by internal relativity and individual performance.
Deductibility Cap on Executive Compensation. Under U.S. federal income tax law, the company cannot take a tax deduction for certain compensation paid in excess of $1 million to the five executive officers listed in the summary compensation table below. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals.
     The company has taken steps to qualify compensation under the Eli Lilly and Company Bonus Plan, as well as stock options and performance awards under its management stock plans, for full deductibility as “performance-based compensation.” We may make payments that are not fully deductible if, in our judgment, such payments are necessary to achieve our compensation objectives and to protect shareholder interests.

Adjustments for Unusual Items. Consistent with past practice and based on predetermined criteria, we adjusted the earnings results on which 2005 bonuses and performance awards were determined to eliminate the effect of certain unusual items. The adjustments are intended to ensure that award payments represent the underlying growth of the core business and are not artificially inflated or deflated due to such unusual items either in the award year or the previous (comparator) year. For the 2005 awards calculation, we adjusted EPS to eliminate the effect in both 2004 and 2005 of major asset impairments, restructuring and other special charges, as well as the 2004 effect of acquired in-process research charges and a one-time tax expense for the expected repatriation of earnings under the American Jobs Creation Act. In addition, in light of our voluntary adoption of stock option expensing in 2005, for purposes of determining growth rates between 2004 and 2005 we adjusted 2004 earnings per share results as if we had expensed stock options in that year. Finally, we eliminated the 2005 cumulative effect of an accounting change relating to the adoption of FIN 47 (conditional asset retirement obligations).
Other Compensation. In 2003 and 2004, we undertook a total executive compensation review with the guidance of our independent consultant. In addition to the primary compensation elements of salary, cash bonuses, and long-term incentives discussed above, we reviewed the deferred compensation program, other annual compensation, and payments that would be required under various severance and change-in-control scenarios. We determined that these elements of compensation were reasonable in the aggregate. Following our review, we recommended to the board, and it approved, amendments to the deferred compensation and change-in-control severance pay programs in 2004 that modestly reduced the future benefit levels under those programs.
Chief Executive Officer Compensation for 2005
In establishing Mr. Taurel’s compensation for 2005, we applied the principles outlined above in the same manner as they were applied to the other executives. We compared company performance with that of the peer group companies, including EPS growth, return on assets, return on equity, and total shareholder return. We did not assign these performance measures relative weights but rather made a subjective determination after considering the data collectively. In addition, consistent with our annual process, in an executive session including all independent directors, we assessed Mr. Taurel’s 2004 performance. We considered the company’s and Mr. Taurel’s accomplishment of objectives that had been established at the beginning of the year and our own subjective assessment of his performance. We noted that under Mr. Taurel’s leadership, in 2004 the company achieved double-digit sales growth and growth in adjusted earnings per share that exceeded external expectations while launching five new products and several new indications or formulations. Mr. Taurel also successfully led important initiatives to improve productivity and reduce the company’s cost structure. In addition, as a result of his leadership, the company made substantial progress in its efforts to align all its actions with the Lilly brand—Answers That Matter—and the four attributes of the brand: breakthrough products, medical expertise, active listening and responding, and reliable and trustworthy. For example, in 2004 the company strengthened its compliance activities and adopted the industry’s most progressive principles of medical research and clinical trial registry.
     In recognition of his continued strong leadership in 2004, we increased Mr. Taurel’s annual salary by 4 percent effective March 2005. Mr. Taurel’s 2005 target bonus remained at 110 percent of his base salary. As previously discussed under “Cash bonuses,” the actual payout of $2.26 million was approximately 130 percent of target due to above-target growth in company sales and adjusted earnings per share in 2005.
     As previously described, in 2005 we substantially reduced the value of equity awards for management at all levels and shifted the mix of awards to increase emphasis on performance awards and decrease emphasis on stock options. Mr. Taurel’s award consisted of a stock option grant of 255,621 shares and a performance award with a target payout of 51,752 shares. The combined value of these awards at the time of grant was an estimated $7.2 million using the company’s trinomial lattice method (30.37 percent of the option price) and a stock price of $55.65 to value the awards. In determining the value of the stock option and performance award grants for both years, we took into consideration Mr. Taurel’s individual performance, internal relativity, peer group data, and the value of grants previously made to Mr. Taurel. The reductions in Mr. Taurel’s award values compared with the prior year were the result of our decision to reduce award values to all levels of management.

Conclusion
The committee and the board believe that the caliber and motivation of all our employees, and especially our executive leadership, are essential to the company’s performance. We believe our management compensation programs contribute to our ability to differentiate our performance from others in the marketplace. We will continue to design executive compensation programs in a manner that we believe will be in shareholders’ interests and worthy of shareholder support.
Compensation Committee
Karen N. Horn, Ph.D., Chair
J. Michael Cook (from February 1, 2005)
George M.C. Fisher
J. Erik Fyrwald (from November 1, 2005)
Ellen R. Marram
Summary Compensation Table

					Long-Term Compensation (1)
	Annual Compensation				Awards

					Restricted	Number of	Grant Date
				Other Annual	Stock	Securities	Value of	All Other
Name and		Salary	Bonus (2)	Compensation (3)	Awards (4)	Underlying	Options (5)	Compensation (6)	Total
Principal Position	Year	($)	($)	($)	($)	Options Granted	($)	($)	Compensation ($)

Sidney Taurel	2005	1,569,857	2,262,163	7,826	3,689,918	255,621	4,320,000	94,191	11,943,955
Chairman of the Board and	2004	1,501,050	1,486,040	70,524	1,590,120	400,000	10,792,000	72,050	15,511,784
Chief Executive Officer	2003	1,432,860	1,193,595	138,372	0	350,000	7,161,000	68,777	9,994,604

John C. Lechleiter, Ph.D.	2005	966,383	1,039,534	2,356	1,844,959	127,811	2,160,000	57,983	6,071,215
President and Chief	2004	894,000	603,450	2,894	795,060	200,000	5,396,000	42,912	7,734,316
Operating Officer	2003	725,625	417,657	6,249	0	120,000	2,455,200	34,830	3,639,561

Steven M. Paul, M.D.	2005	834,205	848,263	606	1,230,011	85,207	1,440,000	50,052	4,403,137
Executive Vice President,	2004	763,020	515,039	3,099	511,110	120,000	3,237,600	36,625	5,066,493
Science and Technology	2003	630,090	303,949	1,086	0	50,000	1,023,000	30,244	1,988,369

Charles E. Golden	2005	841,600	826,872	751	1,127,453	78,107	1,320,000	50,496	4,167,172
Executive Vice President	2004	813,210	548,917	3,366	511,110	120,000	3,237,600	39,034	5,153,237
and Chief Financial Officer	2003	789,540	444,117	6,492	0	120,000	2,455,200	37,898	3,733,247

Robert A. Armitage	2005	632,877	538,894	0	768,785	53,254	900,000	37,973	2,878,529
Senior Vice President and	2004	578,175	338,232	3,060	318,024	80,000	2,158,400	27,752	3,423,643
General Counsel	2003	550,020	268,137	28,899	0	80,000	1,636,800	26,401	2,510,257

(1)	No stock appreciation rights were granted during the years indicated.

(2)	For 2005 and 2004, amounts represent the individual’s earned bonus under the Eli Lilly and Company Bonus Plan, based on the company’s actual growth in sales and adjusted earnings per share for the year. For 2003, amounts represent a one-time discretionary bonus equivalent to 75 percent of the individual’s normal bonus target under the company’s prior bonus plan, the EVA® Bonus Plan.

(3)	Amounts in this column represent primarily tax reimbursements on personal use of the corporate aircraft and above-market interest on deferred compensation. Beginning in 2004, the deferred compensation program was revised to provide for interest at a rate that is considered a market rate under Securities and Exchange Commission proxy reporting rules, 120 percent of the applicable federal long-term rate (5.64 percent in 2005).
     For Mr. Taurel, the amounts also include the company’s incremental cost to provide company aircraft to him for his personal travel, as follows: 2005: $0.00; 2004, $41,050; and 2003, $90,678. Under board policy, for security reasons the company-owned aircraft is made available to Mr. Taurel for both business and personal travel. Mr. Taurel did not use the corporate aircraft for any personal flights in 2005.
     We report the incremental cost to the company of any such personal travel based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and smaller variable costs. Since the company-owned aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the company-owned aircraft, and the cost of maintenance not related to trips.

(4)	All eligible global management received a payout of shares of Lilly stock under the performance award program based on earnings per share growth in 2005. For most management employees, the payout was in the form of freely tradable shares. However, consistent with our stock retention guidelines for executive officers, the payout for executive officers was in the form of restricted stock that vests on February 1, 2007. Mr. Taurel received 64,690 shares; Dr. Lechleiter received 32,345 shares; Dr. Paul received 21,564 shares; Mr. Golden received 19,766 shares; and Mr. Armitage received 13,478 shares. The table reflects the value of the shares awarded, based on the stock price of $57.04, the average of the high and low price of stock on January 20, 2006, the day the restricted shares were issued. Dividends will be paid on the restricted shares. In addition to the restricted shares awarded from the performance award payout, as of December 31, 2005, Mr. Taurel held 28,000 shares of restricted stock valued at $1,584,520; Dr. Lechleiter held 14,000 shares of restricted stock valued at $792,260; Dr. Paul held 17,000 shares of restricted stock valued at $962,030; Mr. Golden held 9,000 shares of restricted stock valued at $509,310; and Mr. Armitage held 10,600 shares of restricted stock valued at $599,854.

(5)	The value of the 2005 stock option grant was established using the company’s lattice-based valuation model described in footnote 3 to the table below titled Option Shares Granted in the Last Fiscal Year. The values for 2004 and 2003 were established using a Black-Scholes valuation model that we used for determining pro forma stock compensation expense under the prior Statement of Financial Accounting Standards (SFAS) No. 123.

(6)	Company contribution to the named individual’s account in the Lilly Employee 401(k) Plan.
Option Shares Granted in the Last Fiscal Year (1)

Individual Grants
	Number of Securities	% of Total Option Shares	Exercise or		Grant Date
	Underlying Options	Granted to Employees in	Base Price		Present
Name	Granted	Fiscal Year	PerShare(2)	Expiration Date	Value (3)
Sidney Taurel	255,621	5.03	55.65	February 10, 2015	$4,320,000
John C. Lechleiter, Ph.D.	127,811	2.51	55.65	February 10, 2015	$2,160,000
Steven M. Paul, M.D.	85,207	1.68	55.65	February 10, 2015	$1,440,000
Charles E. Golden	78,107	1.54	55.65	February 10, 2015	$1,320,000
Robert A. Armitage	53,254	1.05	55.65	February 10, 2015	$900,000

(1)	No stock appreciation rights were granted in 2005.

(2)	Options are granted at the market price of company common stock on the date of grant. Options are exercisable three years after their grant date.

(3)	These values were established using a lattice-based option valuation model, consistent with the model used for our 2005 financial reporting. Assumptions used to calculate the grant date present value of option shares granted during 2005 were in accordance with SFAS No. 123 (revised 2004), share-based payment, as follows:
(a)	Expected Volatilities—Expected volatilities in the lattice model are based on implied volatilities from traded option on our stock, historical volatility of our stock price, and other factors. The volatilities were in a range of 27.6 to 30.7 percent with a weighted average of 27.8 percent.

(b)	Risk-Free Interest Rate—The range of rates is derived from the U.S. Treasury yield curve in effect at the time of the grant. The ranges of risk-free interest rates were 2.5 to 4.5 percent.

(c)	Dividend Yield—the expected dividend yield was 2.0 percent based on our historical experience and our estimate of future dividend yields.

(d)	Expected Life—the expected life of the grant was seven years, derived from the output of the lattice model.

(e)	Employee Behavior—based on an analysis of historical data, the model incorporated exercise and post-vesting forfeiture behavior, as well as the non-transferability component of the options.

Aggregate Option Shares Exercised in the Last Fiscal Year and Fiscal Year-End Option Values (1)

			Number of		Value of
	Number of Shares		Securities Underlying		Unexercised,
	Acquired On		Unexercised Options at		In-the-Money Options
Name	Exercise	Value Realized	Fiscal Year-End		at Fiscal Year-End (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Sidney Taurel	295,728	$9,019,113	1,787,110	1,005,621	$3,235,684	$240,284

John C. Lechleiter, Ph.D.	0	$0	453,110	447,811	$288,354	$120,142

Charles E. Golden	90,830	$2,193,593	669,170	318,107	$2,532,459	$73,421

Steven M. Paul, M.D.	37,110	$977,737	363,790	330,207	$242,566	$80,095

Robert A. Armitage	0	$0	67,900	213,254	$0	$50,059

(1)	No stock appreciation rights were exercised during 2005 and none were outstanding on December 31, 2005.

(2)	Represents the amount by which the market price of Lilly stock exceeded the exercise prices of unexercised options held by the named individuals on December 31, 2005.
Retirement Benefits
We maintain two programs to provide retirement income to all eligible U.S. employees, including executive officers:
•	The Lilly Employee 401(k) Plan, a defined contribution plan qualified under sections 401(a) and 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute a portion of their salary to the plan, and the company provides matching contributions on the employees’ contributions up to 6 percent of base salary. The employee contributions, company contributions, and earnings thereon are paid out in accordance with elections made by the participant. See the Summary Compensation Table on page 22 for information about the company contributions to the named executive officers.

•	The Lilly Retirement Plan (the retirement plan), a tax-qualified defined benefit plan that provides monthly retirement benefits to eligible employees.
     The following information further describes the retirement plan, including potential payments to named executive officers.
Pension Plan Table

Average Annual
Earnings (Highest
5 of Last 10 Years)	Years of Service
	15	20	25	30	35	40	45

$ 500,000	$103,010	$137,365	$171,685	$206,015	$240,360	$240,360	$249,000

1,000,000	210,805	281,065	351,350	421,610	491,870	491,870	498,010

1,500,000	318,600	424,790	531,000	637,190	743,390	743,390	747,010

2,000,000	426,395	568,525	710,650	852,780	994,920	994,920	996,010

2,500,000	534,180	712,235	890,305	1,068,370	1,246,430	1,246,430	1,247,430

3,000,000	641,975	855,970	1,069,970	1,283,950	1,497,950	1,497,950	1,497,950

3,500,000	749,770	999,695	1,249,620	1,499,545	1,749,470	1,749,470	1,749,470

4,000,000	857,570	1,143,420	1,429,270	1,715,125	2,000,975	2,000,975	2,000,975

4,500,000	965,350	1,287,145	1,608,935	1,930,715	2,252,495	2,252,495	2,252,495

5,000,000	1,073,150	1,430,870	1,788,590	2,146,295	2,504,030	2,504,030	2,504,230

5,500,000	1,180,945	1,574,590	1,968,240	2,361,890	2,755,535	2,755,535	2,755,535

6,000,000	1,288,740	1,718,315	2,147,905	2,577,480	3,007,055	3,007,055	3,007,055

The named executive officers will, upon retirement, be eligible for benefits under the retirement plan. The above table sets forth a range of annual retirement benefits for various levels of average annual earnings and years of service, assuming the employee retires at age 65 with a 50 percent survivor income benefit. The retirement plan benefits shown in the table are generally paid as a monthly annuity for the life of the retiree. The amounts shown in the table are not subject to reduction for Social Security benefits or any other offset amounts except that the ultimate pension benefits for Mr. Golden will be reduced by the amount of the pension payments he receives from his previous employer. The annual benefit under the plan is calculated using the average of the annual earnings for the highest 5 out of the last 10 years of service (average annual earnings). Annual earnings covered by the retirement plan consist of salary, bonus, and, for years prior to 2004, long-term incentive plan payouts as set forth in the Summary Compensation Table on page 22 but calculated for the amount of bonus paid (rather than credited) and for the year in which earnings are paid (rather than earned or credited). For purposes of determining the annual benefit of the named executive officers under the retirement plan described above, below are their projected years of service at age 65 and their current average annual earnings:

	Years of Service at	Current Average Annual
Named Executive	Age 65	Earnings
Mr. Taurel	43	$4,646,865
Dr. Lechleiter	39	$1,541,845
Mr. Golden	41	$2,486,772
Dr. Paul	34	$1,291,980
Mr. Armitage	14	$716,031

Mr. Golden received additional service credit when he began his employment in 1996. His retirement benefits will include the standard retiree medical benefits that would be available to retirees of the same age and with the same number of years of service credited. Dr. Paul joined the company in 1993. If he remains employed by the company past age 60, he will receive additional service credit, and his retirement benefit will not be reduced for early retirement. This additional service credit is included in the table above. When Mr. Armitage joined the company in 1999, the company agreed to provide him with a retirement benefit based on his actual years of service and earnings at age 60. Mr. Armitage will be eligible to retire under the retirement plan at age 61.
     Section 415 of the Internal Revenue Code (the code) generally places a limit of $175,000 on the amount of annual pension benefits that may be paid at age 65 from a plan such as the retirement plan. Under an unfunded plan adopted in 1975, however, the company will make payments as permitted by the code to any employee who is a participant in the retirement plan in an amount equal to the difference, if any, between the benefits that would have been payable under the plan without regard to the limitations imposed by the code and the actual benefits payable under the plan as so limited.
Change-in-Control Severance Pay Arrangements
The company has adopted a Change-in-Control Severance Pay Program (the program) covering most employees of the company and its subsidiaries, including the company’s executive officers. In general, the program would provide severance payments and benefits for eligible employees and executive officers in the event their employment is terminated under certain circumstances within fixed periods of time following a change in control. A change in control would occur if 15 percent or more of the company’s voting stock were acquired by an entity other than the company, a subsidiary, an employee benefit plan of the company, or Lilly Endowment, Inc. There are additional conditions that could result in a change-in-control event. The program may not be amended by the board, whether prior to or following a change in control, in any manner adverse to a participant without his or her prior written consent.
     Under the portion of the program covering the named executive officers, each would be entitled to severance payments and benefits in the event that his or her employment is terminated following a change in control (i) without cause by the company or (ii) for good reason by the executive officer, each as is defined in the program. In such case, the executive officer would be entitled to a severance payment equal to three times his or her current annual cash compensation. Additional benefits would include a pension supplement and full and immediate vesting of all stock options and other equity incentives. In the event that any payments made or benefits realized in connection with the change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code as a result of the aggregate compensation payments and benefits made to the individual, under the program or otherwise, the company would cover the cost of the excise tax.
Related Transaction
As noted above, under board policy, for security reasons the company aircraft is made available to Mr. Taurel for all travel. The company has entered into a time-share arrangement with Mr. Taurel in connection with his personal use of company aircraft. Under the time-share agreement, Mr. Taurel leases the company aircraft, including crew and flight services, for personal flights. He pays a time-share fee based on the company’s cost of the flight but capped at the greater of (i) an amount equivalent to first-class airfare for the relevant flight (if commercially available), and (ii) the Standard Industry Fare Levels as established by the Internal Revenue Service for purposes of determining taxable fringe benefits.

Performance Graph
This graph compares the return on Lilly stock with that of Standard & Poor’s 500 Stock Index and our peer group* for the years 2001 through 2005. The graph assumes that, on December 31, 2000, a person invested $100 each in Lilly stock, the S&P 500 Stock Index, and the peer group’s common stock. The graph measures total shareholder return, which takes into account both stock price and dividends. It assumes that dividends paid by a company are reinvested in that company’s stock.
Comparison of Five-Year Cumulative Total Return Among Lilly, S&P 500 Stock Index, and Peer Group*

	2000	2001	2002	2003	2004	2005

Lilly	$100.00	$85.62	$70.62	$79.89	$65.93	$67.60

S&P 500	$100.00	$88.17	$68.73	$88.41	$98.00	$102.80

Peer Group	$100.00	$86.53	$67.37	$74.04	$71.27	$69.71

*	We constructed the peer group as the industry index for this graph. It comprises the eight companies in the pharmaceutical industry that we used to benchmark 2005 compensation of executive officers: Abbott Laboratories; Bristol-Myers Squibb Company; GlaxoSmithKline; Johnson & Johnson; Merck & Co.; Pfizer, Inc. (including the results of Pharmacia Corporation up to the time of its merger with Pfizer); Schering-Plough Corporation; and Wyeth (formerly American Home Products Corporation).

Ownership of Company Stock
Common Stock Ownership by Directors and Executive Officers
The following table sets forth the number of shares of company common stock beneficially owned by the directors, the named executive officers, and all directors and executive officers as a group, as of February 3, 2006.
     The table shows shares held by named executives in the Lilly Employee 401(k) Plan, shares credited to the accounts of outside directors in the Directors’ Deferral Plan, and total shares beneficially owned by each individual, including the shares in the respective plans. In addition, the table shows shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 3, 2006.

				Stock Options
				Exercisable Within
		Directors’ Deferral	Total Shares Owned	60 Days of
Name of Individual or Identity of Group	401(k) Plan Shares	Plan Shares (1)	Beneficially (2)	February 3, 2006
Mr. Armitage	944	—	31,119	147,900
Sir Winfried Bischoff	—	5,268	7,268	8,400
Mr. Cook	—	2,937	4,738	—
Dr. Feldstein	—	3,727	4,727	5,600
Mr. Fisher	—	10,431	20,430	8,400
Mr. Fyrwald	—	1,510	1,610	—
Dr. Gilman	—	10,851	10,851	11,200
Mr. Golden	1,471	—	108,146	789,170
Ms. Horn	—	22,894	24,950	11,200
Dr. Lechleiter	11,952	—	202,716	573,110
Ms. Marram	—	3,727	4,727	2,800
Dr. Paul	2,714	—	94,972	413,790
Dr. Prendergast	—	16,169	16,167	11,200
Ms. Seifert	—	12,432	15,559	11,200
Mr. Taurel	15,722	—	1,021,414	2,137,110
All directors and executive officers as a group (20 people)			1,817,060

(1)	See description of the Directors’ Deferral Plan, page 15.

(2)	Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person. No person listed in the table owns more than 0.09 percent of the outstanding common stock of the company. All directors and executive officers as a group own 0.16 percent of the outstanding common stock of the company.

(3)	The shares shown for Dr. Lechleiter include 11,616 shares that are owned by a family foundation for which he is a director. Dr. Lechleiter has shared voting power and shared investment power over the shares held by the foundation.

Principal Holders of Stock
To the best of the company’s knowledge, the only beneficial owners of more than 5 percent of the outstanding shares of the company’s common stock are Lilly Endowment, Inc. (the “Endowment”), Capital Research and Management Company, and Wellington Management Company, LLP. The following table sets forth information regarding this ownership:

	Number of Shares
Name and Address	Beneficially Owned	Percent of Class

Lilly Endowment, Inc.	147,645,804	13.0%
2801 North Meridian Street	(as of February 1, 2006)
Indianapolis, Indiana 46208

Capital Research and Management Company	80,429,400	7.1%
333 South Hope Street	(as of December 31, 2005)
Los Angeles, California 90071

Wellington Management Company, LLP	66,995,567	5.9%
75 State Street	(as of December 30, 2005)
Boston, Massachusetts 02109
The Endowment has sole voting and sole investment power with respect to its shares. The board of directors of the Endowment is composed of Mr. Thomas M. Lofton, chairman; Mr. N. Clay Robbins, president; Mrs. Mary K. Lisher; Drs. Otis R. Bowen and William G. Enright; and Messrs. Daniel P. Carmichael, Eli Lilly II, and Eugene F. Ratliff (Emeritus Director). Each of the directors is, either directly or indirectly, a shareholder of the company.
     Capital Research and Management Company acts as investment adviser to various registered investment companies. It has sole voting power with respect to 13,489,100 shares (approximately 1.2 percent of shares outstanding) and sole investment power with respect to all of its shares.
     Wellington Management Company, LLP acts as investment adviser to various clients. It has shared voting power with respect to 27,970,771 shares (approximately 2.5 percent of shares outstanding) and shared investment power with respect to all of its shares.

Items of Business to Be Acted Upon at the Meeting
Item 1. Election of Directors
Under the company’s articles of incorporation, the board is divided into three classes with approximately one-third of the directors standing for election each year. The term for directors elected this year will expire at the annual meeting of shareholders held in 2009. Each of the nominees listed below has agreed to serve that term. If any director is unable to stand for election, the board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.
The board recommends that you vote FOR each of the following nominees:
•	Martin S. Feldstein, Ph.D.

•	J. Erik Fyrwald

•	Ellen R. Marram

•	Sidney Taurel
Biographical information about these nominees can be found on pages 7-8 of this proxy statement.
Item 2. Proposal to Ratify the Appointment of Principal Independent Auditors
The audit committee has appointed the firm of Ernst & Young LLP as principal independent auditors for the company for the year 2006. In accordance with the bylaws, this appointment is being submitted to the shareholders for ratification. Ernst & Young served as the principal independent auditors for the company in 2005. Representatives of Ernst & Young are expected to be present at the annual meeting and will be available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they wish to do so.
The board recommends that you vote FOR ratifying the appointment of Ernst & Young LLP as principal independent auditors for 2006.
Item 3. Shareholder Proposal Regarding Care and Use of Animals
Meredith Page, on behalf of People for the Ethical Treatment of Animals (PETA), 501 Front Street, Norfolk, Virginia 23510, beneficial owner of approximately 100 shares, has submitted the following proposal.
The board recommends that you vote AGAINST this proposal.
WHEREAS, the Company conducts tests on animals as part of its product research and development; and WHEREAS, the Company also retains independent laboratories to conduct tests on animals as part of product research and development; and
WHEREAS, Covance Inc. is an independent laboratory testing facility that the Company has retained to perform animal-based testing; and
WHEREAS, abuses of animals at Covance have been recently revealed and disclosed by the media; and
WHEREAS, the Company has an Animal Care and Use Policy posted on its website;
NOW THEREFORE,
BE IT RESOLVED, that the shareholders request that the Board issue a report to shareholders on the feasibility of amending the Company’s Animal Care and Use Policy to ensure (a) that it extends to all contract laboratories and is reviewed with such outside laboratories on a regular basis, and (b) superior standards of care for animals who continue to be used for these purposes, both by the Company itself and by all independently retained laboratories, including provisions to ensure that animals’ psychological, social and behavioral needs are met. Further, the shareholders request that the Board issue an annual report to shareholders on the extent to which in-house and contract laboratories are adhering to this policy, including the implementation of the psychological enrichment measures.
Statement of Support: A number of pharmaceutical companies have adopted and prominently published animal welfare policies on their websites relating to the care of animals used in product research and development. Eli Lilly as an industry leader is commended for its recognition of an “ethical and scientific obligation to ensure the appropriate treatment of animals used in research ...”1

     However, the recent disclosure of atrocities recorded at Covance, Inc. has made the need for a formalized, publicly available animal welfare policy that extends to all outside contractors all the more relevant, indeed urgent. Filmed footage showed primates being subjected to such gross physical abuses and psychological torments that Covance sued to stop PETA Europe from publicizing it. The Honorable Judge Peter Langan, in the United Kingdom, who denied Covance’s petition, stated in his decision that the video was “highly disturbing” and that just two aspects of it, namely the “rough manner in which animals are handled and the bleakness of the surroundings in which they are kept... even to a viewer with no particular interest in animal welfare, at least cry out for explanation.”2
     Shareholders cannot monitor what goes on behind the closed doors of animal testing laboratories, so the Company must. Accordingly, we urge the Board to commit to ensuring that basic animal welfare measures are an integral part of our Company’s corporate stewardship.
     We urge shareholders to support this Resolution.
Statement in Opposition to Animal Care and Use Proposal
Lilly’s public policy and compliance committee of the board has reviewed this proposal and believes that the additional reporting is an unnecessary use of the company’s resources. The use of animals in clinical research is critical to advance drug discovery without endangering human life and to verify product safety prior to administering investigational drugs and biologics to human beings. We are committed to treating animals with appropriate care, and this commitment also extends to the third parties we work with.
     Regulation and bioethics require us to carefully and thoroughly evaluate our products using the best scientific technologies available. Meeting this commitment requires the use of animals. We recognize that, in doing so, we have an ethical, scientific, and legal obligation to ensure the appropriate treatment of animals used in research, to minimize the number of animals involved, and to pursue the development of alternative test systems.
     Where animals must be used, measures are taken to assure that discomfort and distress are minimized; living conditions of animals are appropriate for their species and contribute to their health and comfort; and all animals at the company are cared for under the close supervision of veterinarians and trained animal caretakers. The company’s animal use care policies and guidelines are published on our website (www.lilly.com/about/policies).
     Lilly complies with local, state, and federal laws, regulations and guidelines on the use of animals in clinical research, which are enforced through unannounced site inspections by the U.S. Department of Agriculture or local authorities. Other institutions engaged in animal research are subject to the same requirements, which include preparing and submitting formal reports to the U.S. Government detailing the type of research conducted and the use of animals in that research.
     All institutions engaged in animal research must have an Institutional Animal Care and Use Committee (including an independent, third-party member), which approves and oversees animal research activities and care programs.
     We select and maintain relationships with suppliers based on the merit and value of their products and services. When contracting with third parties to do research involving animal studies, we seek to do business with companies that share our commitment to best practices in animal welfare. We expect our suppliers to operate in full compliance with applicable laws and consistently with high standards of social, environmental, and economic performance.
Item 4. Shareholder Proposal Regarding Separating the Roles of Chairman and Chief Executive Officer
The Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221-1793, beneficial owners of approximately 700 shares, have notified the company that they intend to present the following proposal at the annual meeting.
The board recommends that you vote AGAINST this proposal.

[1]	http://www.lilly.com/about/policies/#animal

[2]	The case captioned Covance Laboratories Limited v. PETA Europe Limited was filed in the High Court of Justice, Chancery Division, Leeds District Registry, Claim No. 5C-00295. In addition to ruling in PETA’s favor, the Court ordered Covance to pay PETA £50,000 in costs and fees.

Separating the Roles of Chairman and Chief Executive Officer
Resolved, the shareholders of Eli Lilly and Company request the Board of Directors establish a policy of, whenever possible, separating the roles of Chairman and Chief Executive Officer, so that an independent director who has not served as an executive officer of the Company serves as Chair of the Board of Directors.
     This proposal shall not apply to the extent that complying would necessarily breach any contractual obligations in effect at the time of the 2006 shareholder meeting.
Statement of Support: We believe in the principle of the separation of the roles of Chairman and Chief Executive Officer. This is a basic element of sound corporate governance practice. In addition, the lack of access to medicines has created a leadership crisis at our company which a separation of the Chair and CEO would begin to address.
     We believe an independent Board Chair—separated from the CEO—is the preferable form of corporate governance. The primary purpose of the Board of Directors is to protect shareholder’s interests by providing independent oversight of management and the CEO. The Board gives strategic direction and guidance to our Company.
     The Board will likely accomplish both roles more effectively by separating the roles of Chair and CEO. An independent Chair will enhance investor confidence in our Company and strengthen the integrity of the Board of Directors.
     A number of respected institutions recommend such separation. CalPER’s Corporate Core Principles and Guidelines state: “the independence of a majority of the Board is not enough” and that “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.”
     An independent board structure will also help the board address complex policy issues facing our company, foremost among them the crisis in access to pharmaceutical products.
     Millions of Americans and others around the world have limited or no access to our company’s life-saving medicines. We believe an independent Chair and vigorous Board will bring greater focus to this ethical imperative, and be better able to forge solutions for shareholders and patients to address this crisis.
     The current business model of the pharmaceutical sector is undergoing significant challenges. The industry has generated substantial revenue from American purchasers, who pay higher prices for medicines than those in other developed countries. Pressure on drug pricing and dependence on this business model may impact our company’s long-term value. We believe independent Board leadership will better position our company to respond to these enduring challenges.
     A similar resolution voted on in 2005 was supported by 24.5% of shareholders.
     In order to ensure that our Board can provide the proper strategic direction for our Company with independence and accountability, we urge a vote FOR this resolution.
Statement in Opposition to the Proposal Regarding Separating the Roles of Chairman and Chief Executive Officer
The board of directors, the directors and corporate governance committee, and the public policy and compliance committee of the board have reviewed this proposal and recommend a vote against it. We believe that Lilly has a strong, independent board that operates under sound principles of corporate governance. (See pages 10-14 for a description of the board’s governance principles.) We also believe that combining the roles of board chair and chief executive officer (CEO) generally provides the most efficient and effective leadership model for the company. Although we do not separate the chair and the CEO, we ensure independence through a counterbalancing governance structure. The board is substantially independent; our principles require that at least 75 percent of the board be independent, non-employee members. The presiding director, an independent director who is appointed by the board, presides at all meetings of the board at which the chairman is not present (unless another independent director is chosen, based on the subject matter), including an executive session after each regular board meeting and an annual review of the CEO’s performance. In addition, the presiding director:
•	leads the board process for selecting and evaluating the CEO

•	serves as a liaison between the chairman and the independent directors

•	generally approves information sent to the board and meeting agendas and schedules, and

•	has authority to call meetings of the independent directors.
     We agree that access to medicine continues to be a serious concern; however, the board’s corporate governance principles ensure effective independent oversight of the company’s responses to this problem. The public policy and compliance committee of the board, composed solely of independent directors, provides independent oversight of public policy issues for the board, including access to medicines.
     We also agree that significant changes are needed in the U.S. health care system. We recognize and embrace the need for sustainable reforms that will improve patient access to health care and cut waste and inefficiency out of the system, while preserving the free-market, competitive environment that produces innovative, customer-focused health care solutions for patients. Until such a comprehensive solution is reached, we are working to address the immediate needs of those without access to health care while maintaining our ability to discover and develop new medicines. For this reason, we have taken a number of steps to increase patient access to medicines, including supporting the Medicare Modernization Act (MMA) of 2003, under which all seniors can choose from a range of prescription drug benefits based on their needs and budgets. We also participate in Partnership for Prescription Assistance (PPA), which brings together America’s biopharmaceutical research companies, health care providers, patient advocacy organizations, and community groups to help patients who lack prescription coverage in the United States get the medicines they need at the best prices available. In addition, Lilly has its own programs intended to supplement both industry efforts and government benefits to those in need. These include:
•	patient assistance programs, through which Lilly provided more than $425 million in Lilly products to approximately 410,000 people in 2005.

•	the Lilly MDR-TB Partnership, through which we donate medicines and technology to treat multi-drug resistant tuberculosis. Our commitment is valued at $70 million.

•	financial support of philanthropic organizations.
     For details on these programs, please see our website at: www.lilly.com/about/citizenship.
     Guided by the active oversight of our independent directors, our company will continue to be a strong advocate for reforms that improve access to needed medicines while maintaining a free-market health care system and protecting our ability to deliver breakthrough medicines.
Item 5. Shareholder Proposal Regarding Annual Election of Each Director
The board recommends that you vote AGAINST this proposal.
William Steiner, 112 Abbotts Ford Gate, Piermont, New York 10968, beneficial owner of approximately 1,200 shares, has submitted the following proposal:
William Steiner, 112 Abbotts Ford Gate, Piermont, New York 10968, beneficial owner of approximately 1,200 shares, has submitted the following proposal:
Elect Each Director Annually
RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt and implement annual election of each director (in our Charter or Bylaws if practicable). This includes complete transition from the current staggered system to 100% annual election of each director in one election cycle if practicable. Also to transition solely through direct action of our board if practicable.
Statement of Support: The Safeway 2004 definitive proxy is one example of converting from a 100% staggered system to a 100% annual election of each director system in one election cycle. Southwest Airlines began transition to annual election of each director solely through direct action by the Southwest Airlines board in 2005.
66% Yes-Vote. Thirty-three (33) shareholder proposals on this topic won an impressive 66% average yes vote in 2005 through late-September. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.
Progress Begins with One Step. It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):
•	The Corporate Library (TCL) http://www.thecorporatelibrary.com/a pro-investor research firm rated our company: “F” in Takeover Defenses.

•	We had no Independent Chairman—Independent oversight concern.

•	We were allowed to vote on individual directors only once in 3-years—Accountability concern.

•	We had to marshal an awesome 80% shareholder vote to make certain key governance improvements—Entrenchment concern.

•	Cumulative voting was not allowed.
Additionally:
•	Our directors and management were still protected or entrenched by a poison pill with a 15% threshold.

•	Our company’s takeover defenses included an “effective classified board,” which means that our company combined a classified board election structure with certain other defensive elements in order to make hostile takeovers (and potentially profitable takeovers) virtually impossible.

•	Mr. Cook was designated a “problem director” because he chaired the director nominations committee at Dow Chemical Company, which received a Board Composition grade of “F” by The Corporate Library.

•	This was compounded by Mr. Cook being assigned to our audit and compensation committees.
A Single Yes-Vote from Our 1 Billion Shares Can Elect a Director for 3-Years. I believe our directors can be complacent under our present system. Our directors can be elected (and entrenched) with only one vote per director from our 1 billion voting shares. This is under our current plurality voting.
Best for the Investor. Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.” “Take On The Street” by Arthur Levitt.
Elect Each Director Annually
Yes on 5
Statement in Opposition to the Proposal Regarding Annual Election of Each Director
The board of directors believes that this proposal is not in the best interests of the company or its shareholders. The company’s system for electing directors, with the board divided into three classes of directors serving staggered three-year terms, was adopted by the company’s shareholders in 1985. The board believes this system provides important benefits for the company:
•	It enhances the board’s ability to negotiate the best results for the shareholders in a takeover situation. It encourages potential acquirers to negotiate with the board since it could take more than one annual meeting to effect a change in control of the board. Therefore, this structure can provide the board additional time to evaluate the adequacy and fairness of any takeover proposal and to consider alternative methods of maximizing shareholder value. It can also give the board greater leverage in negotiating a transaction that is optimal for the shareholders and other stakeholders of the company.

•	It promotes continuity and stability of the company’s business strategies. At all times a majority of directors will have specific knowledge of the company’s business and strategy. This fosters an in-depth focus on long-term strategy and other areas of oversight, as well as collaborative deliberations. Board continuity is especially important for an innovation-based pharmaceutical company such as Lilly. The process of guiding a new medicine from discovery to a marketed product typically requires many years and hundreds of millions of dollars, and the risks of failure for any single compound are enormous. In this environment, a long-term focus is essential to successfully planning and implementing corporate strategy.
     The proponent suggests that the board is not sufficiently accountable to shareholders. On the contrary, the board is fully accountable to shareholders and committed to increasing shareholder value. The board has instituted a comprehensive set of corporate governance guidelines that foster the independence, professionalism and accountability of the directors. The guidelines are summarized on pages 67-70 of this proxy statement. Notably, in December 2005 the board adopted a new policy on director voting requiring any director who receives a majority of “withhold” votes to submit his or her resignation. This progressive policy further enhances board accountability and keeps Lilly a leader in corporate governance.
     The classified board serves the company and its shareholders well by fostering a strong, stable, independent board of directors to guide the company in implementing its long-term strategy of growth through innovation.
Item 6. Shareholder Proposal Regarding Election of Directors by Majority Vote
The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, beneficial owner of approximately 18,400 shares, has notified the company that it intends to present the following proposal at the annual meeting.
The board recommends that you vote AGAINST this proposal.
Director Election Majority Vote Standard Proposal
Resolved: That the shareholders of Eli Lilly and Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
Statement of Support: Our Company is incorporated in Indiana. Among other issues, Indiana corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Indiana law provides that unless a company’s articles of incorporation provide otherwise, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. (Indiana Code 23-1-30-9 Sec. 9. (a), Election of directors; cumulative voting.
     Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
     We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
     The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.
     Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.
     Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.
     We urge your support for this important director election reform.
Statement in Opposition to the Majority Vote Proposal
The board has reviewed this proposal and recommends a vote against it. The board agrees that shareholders should have a meaningful role in the director election process. However, under current law, majority voting creates legal and practical complications that make its adoption inadvisable at this time. As an alternative, in December 2005, the board adopted a progressive corporate governance policy on director voting that gives shareholders influence in the director election process similar to majority voting while avoiding the legal problems inherent in majority voting under current law.
     The system of plurality voting, which the proponent seeks to replace, has long been the accepted system among U.S. public companies and is the default system under Indiana corporate law. The rules governing plurality voting are well understood. In addition, it is important to note that Lilly directors have consistently received broad shareholder support—typically well over 90 percent of the votes cast. The proposal suggests that Lilly directors are being elected by minimal affirmative votes. That clearly is not the case.
     The majority vote system suggested by the proponent is simple in concept, but in practice it raises complications under current law. A “failed election"—an uncontested election where a director nominee does not achieve a majority of the votes cast—could create a variety of outcomes that would frustrate the goal of providing shareholders a greater voice. Under Indiana law and the company’s articles of incorporation, a director whose term expires continues to serve as a “holdover director” until his or her successor is elected and qualified. Thus, if the unsuccessful candidate in a failed election is an incumbent, he or she would continue to serve as a director, until at least the next annual meeting, and perhaps until the end of the next three-year term despite the failed election. If the candidate is not an incumbent, the director position would become vacant and could be filled by the directors acting alone—thus effectively bypassing the election process entirely for a three-year term. We do not believe such a result furthers shareholder democracy. On the other hand, if the “holdover” rule were to be abolished, a failed election could create a large number of immediate board vacancies, resulting in unintended consequences such as:
•	inadvertently triggering “change-in-control” provisions in various compensation plans and third-party agreements;

•	giving undue influence to special-interest voters who use director votes to forward their particular agenda; or

•	facilitating opportunistic hostile takeover bids.
     A number of legal scholars, practicing attorneys, corporations, and investors are actively studying these and other issues with majority voting under current laws to determine if there are workable, practical solutions that appropriately balance the interests of the shareholders, corporations, and their board members. For example, in January 2006, a blue-ribbon study committee of the American Bar Association issued a preliminary report recommending against adopting majority voting as the default rule, largely due to the problems noted above.1 The board believes it is premature to adopt a majority voting standard until solutions to these problems have been identified and implemented.
     In the meantime, the board has adopted a new corporate governance principle that gives real meaning to a majority “withhold” vote while avoiding the unintended consequences noted above. In an uncontested election, any director who receives a greater number of “withhold” votes than “for” votes is required to promptly tender his or her resignation. The directors and corporate governance committee will promptly consider the resignation and will recommend to the board whether to accept or reject it. Both the directors and corporate governance committee and the board will consider all factors they deem relevant in the exercise of their fiduciary duties, including without limitation:
•	The director’s qualifications, length of service, and contributions to the company

•	The stated reasons why the shareholders withheld their votes for the director

•	Whether the shareholders’ concerns are more appropriately addressed by other means

•	The company’s corporate governance guidelines.
     The board will act on the recommendation within 90 days after the shareholder meeting. The affected director cannot participate in any part of the process, and any board decision must have the support of a majority of the unaffected independent directors. The company will disclose the board’s decision on a Form 8-K furnished to the Securities and Exchange Commission within four business days after the decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons why the board rejected the director’s resignation. If the resignation is accepted, the directors and corporate governance committee will recommend to the board whether to fill the vacancy or reduce the size of the board.
     The board believes that this new governance principle is the right solution under current law to ensure a meaningful director election process. Accordingly, we recommend that you vote against this shareholder proposal. We will continue to monitor developments in the ongoing debate about majority voting and will take appropriate action to maintain our commitment to corporate governance leadership.

[1]	Preliminary Report of the Committee on Corporate Laws on Voting by Shareholders for the Election of Directors, Committee on Corporate Laws of the Section of Business Law of the American Bar Association, January 17, 2006. The Committee recommended maintaining plurality voting as a default but endorsed provisions that would facilitate, on an opt-in basis, a “modified plurality” approach that is similar in broad outline to the new governance principle adopted by the company.

Other Matters
Section 16(a) Beneficial Ownership Reporting Compliance
Under Securities and Exchange Commission rules, our directors and executive officers are required to file with the Securities and Exchange Commission reports of holdings and changes in beneficial ownership of company stock. We have reviewed copies of reports provided to the company, as well as other records and information. Based on that review, we concluded that all reports were timely filed except that, due to administrative error, Mr. Gino Santini was late in reporting a sale of stock under his 10b5-1 trading plan, Dr. Lorenzo Tallarigo was late in reporting a sale of stock associated with a stock option exercise, and Mr. Scott Canute was late in reporting a disposition of shares of stock withheld to pay taxes due upon vesting of a restricted stock grant. Upon discovery, these matters were promptly reported.
Other Information Regarding the Company’s Proxy Solicitation
We will pay all expenses in connection with our solicitation of proxies. We will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to and obtaining instructions from persons for whom they hold stock of the company. We expect to solicit proxies primarily by mail, but directors, officers, and other employees of the company may also solicit in person or by telephone, telefax, or electronic mail. We have retained Georgeson Shareholder Communications Inc. to assist in the distribution and solicitation of proxies. Georgeson may solicit proxies by personal interview, telephone, telefax, mail, and electronic mail. We expect that the fee for those services will not exceed $17,000 plus reimbursement of customary out-of-pocket expenses.
By order of the board of directors,
James B. Lootens
Secretary
March 13, 2006

Annual Meeting Admission Ticket

Eli Lilly and Company 2006 Annual Meeting of Shareholders
Monday, April 24, 2006
11 a.m. EDT

Lilly Center Auditorium
Lilly Corporate Center
Indianapolis, Indiana 46285

The top portion of this page will be required for admission to the meeting.

Please write your name and address in the space provided below and present this ticket when you enter the Lilly Center.

A reception (beverages only) will be held from 10:00 a.m. to 10:45 a.m. in the Lilly Center.

Name

Address

City, State, and Zip Code

Detach here

Directions and Parking

From I-70 take Exit 79B; follow signs to McCarty Street. Turn right (east) on McCarty Street; go straight into Lilly Corporate Center. You will be directed to parking. Be sure to take the admission ticket (the top portion of this page) with you to the meeting and leave this parking pass on your dashboard.

Take the top portion of this page with you to the meeting.

Detach here

Eli Lilly and Company
Annual Meeting of Shareholders
April 24, 2006

Complimentary Parking
Lilly Corporate Center

Please place this identifier on the dashboard of your car as you enter Lilly Corporate Center so it can be clearly seen by security and parking personnel.

ELI LILLY AND COMPANY
C/O IVS, P.O. BOX 17149
WILMINGTON, DE 19885

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on Sunday, April 23, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain and create an electronic voting instruction form.

VOTE BY PHONE - (1-800-690-6903)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on Sunday, April 23, 2006. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL -
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Eli Lilly and Company, c/o IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	ELILI1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELI LILLY AND COMPANY

The board of directors recommends a vote
“FOR” the following items (1 and 2):

(1)	Election of Directors, each for a three-year term.

(01) M. S. Feldstein (02) J. E. Frywald (03) E. R. Marram (04) S. Taurel

For	Withhold	For All
All	All	Except

☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

							For	Against	Abstain
(2)	Ratification of the appointment by the audit committee of the board of directors of Ernst & Young LLP as principal independent auditors for 2006.						☐	☐	☐

The board of directors recommends to shareholders a vote “AGAINST” the following items (3, 4, 5, and 6):

		For	Against	Abstain			For	Against	Abstain

(3)	Proposal by shareholders on extending the company’s Animal Care and Use Policy to contract labs.	☐	☐	☐	(5)	Proposal by shareholders on annual election of each director.	☐	☐	☐

(4)	Proposal by shareholders on separating the roles of chairman and chief executive officer.	☐	☐	☐	(6)	Proposal by shareholders on election of directors by majority vote.	☐	☐	☐

Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature(s) [PLEASE SIGN WITHIN BOX]	Date	Signature(s)	Date

The undersigned hereby appoints Messrs. R. A. Armitage, C. E. Golden and S. Taurel, and each of them, as proxies, each with full power to act without the others and with full power of substitution, to vote as indicated on the back of this card all the shares of common stock of ELI LILLY AND COMPANY in this account held in the name of the undersigned at the close of business on February 15, 2006, at the annual meeting of shareholders to be held on April 24, 2006, at 11:00 a.m. EDT, and at any adjournment thereof, with all the powers the undersigned would have if personally present.

If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted for items 1 and 2, against items 3 through 6, and, in the discretion of the proxy holders, upon such other matters as may properly come before the meeting.

This proxy is solicited on behalf of the board of directors.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.

NATIONAL CITY BANK, INDIANA, TRUSTEE
C/O IVS, P.O. BOX 17149
WILMINGTON, DE 19885

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on Sunday, April 23, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - (1-800-690-6903)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT (10:59 p.m. Indianapolis time) on Sunday, April 23, 2006. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL -
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Eli Lilly and Company, c/o IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	ELILI3	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELI LILLY AND COMPANY

The board of directors recommends a vote
“FOR” the following items (1 and 2):

(1)	Election of Directors, each for a three-year term.

(01) M. S. Feldstein (02) J. E. Frywald (03) E. R. Marram (04) S. Taurel

For	Withhold	For All
All	All	Except
☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

							For	Against	Abstain
(2)	Ratification of the appointment by the audit committee of the board of directors of Ernst & Young LLP as principal independent auditors for 2006.						☐	☐	☐

The board of directors recommends to shareholders a vote “AGAINST” the following items (3, 4, 5, and 6):

		For	Against	Abstain			For	Against	Abstain

(3)	Proposal by shareholders on extending the company’s Animal Care and Use Policy to contract labs.	☐	☐	☐	(5)	Proposal by shareholders on annual election of each director.	☐	☐	☐

(4)	Proposal by shareholders on separating the roles of chairman and chief executive officer.	☐	☐	☐	(6)	Proposal by shareholders on election of directors by majority vote.	☐	☐	☐

	In the Trustee’s discretion, upon such other matters as may properly come before the meeting.

Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature(s) [PLEASE SIGN WITHIN BOX]	Date	Signature(s)	Date

Lilly Employee 401(k) Plan
Formerly Lilly Employee Savings Plan
Confidential Voting Instructions
To National City Bank, Indiana, Trustee

By signing on the reverse side or by voting by phone or Internet, you direct the Trustee to vote (in person or in proxy), as indicated on the front side of this card, the number of shares of Eli Lilly and Company Common Stock credited to the account under The Lilly Employee Savings Plan or an affiliated plan at the Annual Meeting of Shareholders to be held on April 24, 2006, at 11:00 a.m. EDT, and at any adjournment thereof.

Also, unless you decline by checking the box below, you direct the Trustee to apply this voting instruction pro rata (along with all other participants who provide voting instructions and do not decline as provided below) to all shares of Common Stock held in the plans for which the Trustee receives no voting instructions (the “undirected shares”), except that shares formerly held in The Lilly Employee Stock Ownership Plan (PAYSOP) may only be voted upon the express instruction of the participants to whose accounts the shares are credited. For more information on the voting of the undirected shares, see the Proxy Statement.

Check here only if you decline to have your vote applied pro rata to the undirected shares. ☐

These confidential voting instructions will be seen only by authorized representatives of the Trustee.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.